UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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AtriCure, Inc.

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AtriCure, Inc.

6217 Centre Park Drive

West Chester, OH 45069

Michael H. Carrel

President and CEO

May 6, 2014

Dear Shareholders of AtriCure, Inc.,

At our 2014 Annual Meeting of Shareholders, which will be held on Wednesday, May 14, 2014, we ask for your support by casting your votes in favor of Proposal No. 4 to approve our 2014 Stock Incentive Plan (the “SIP”). You can find additional details regarding this proposal beginning on page 19 of our proxy statement, which includes information regarding the SIP and the reasons why management supports this proposal. We urge you to review those materials in connection with this vote.

ISS recommended a vote for our “say-on-pay” advisory proposal, noting that we performed favorably against its evaluation criteria after reviewing all of our current compensation programs and practices, and found no significant concerns with our compensation practices, including equity incentive grants. However, we understand that ISS has recommended against our SIP proposal because we did not pass its Shareholder Value Transfer (“ISS Test”) test and because it believes our three-year average equity “burn rate” is excessive. We understand that Glass Lewis also has recommended against our SIP proposal because the SIP “failed just enough of [Glass Lewis’] criteria to fail” even though Glass Lewis found “within reasonable limit” the size of our likely annual grants. Egan-Jones has recommended “for” the SIP.

In evaluating our SIP proposal, we ask you to consider the following:

Recommendations of ISS and Glass Lewis Against Our SIP Proposal Fail to Account for AtriCure’s Turnover in Management and Recent Growth and Performance

•	Since November 2012 AtriCure’s management team has changed significantly. Since that time, we have hired, or appointed, as the case may be, a new Chief Executive Officer and President, Chief Financial Officer, and Vice Presidents of Quality Regulatory and Legal (Chief Compliance Officer), Research and Development, Corporate and Business Development, Clinical Affairs, Human Resources, and Sales Operations and Service.

•	AtriCure’s execution of its strategic plan requires the attraction and retention of these key employees. Under the leadership of this management team, AtriCure has accomplished the following in 2013 and 2014:

•	Grown revenues over 17%. Revenues are projected for over 25% growth in 2014, reaching over $100 million in sales;

•	Raised over $100 million of capital in two public equity offerings. This capital is to be used to help the company grow internationally, invest in research and development, and bring new products to market;

•	Acquired Endoscopic Technologies, Inc. (Estech) and integrated it as a core strategic asset which bolsters AtriCure’s growth profile further;

Definitive Additional Materials

•	Increased share price over 183% since 2012 with a market capitalization of over $500 million.

•	ISS and Glass Lewis methodologies and criteria fail to consider AtriCure’s achievements which require equity compensation to motivate and reward performance from a new and revamped executive team. In particular, ISS applies its “burn rate” analysis in a way that does not account for AtriCure’s concentrated share grants and cancellations that resulted from management departures and hires occurring over a short period of recent transition.

•	Rather than focusing on the ISS and Glass Lewis methodologies and criteria, we believe that our shareholders are better served by considering other factors regarding our share usage under our equity plans, including the following:

•	the SIP is a key component of our pay-for-performance philosophy and aligns our employees’ interests with those of our shareholders;

•	the request for shares under the SIP is reasonable relative to our current compensation requirements; and

•	the consequences of having an insufficient share reserve under our SIP.

We Have Amended the SIP To Decrease Our Share Request to 1.3 Million Shares

•	With the assistance of D.F. King, we have engaged with many shareholders, some of whom have encouraged us to decrease the number of shares originally authorized for issuance under the SIP and seek shareholder approval perhaps as frequently as annually with respect to increases in the number of shares authorized for issuance under the SIP. Prior to these discussions, we had thought that we would seek shareholder approval every few years with respect to increases in number of shares under the SIP.

•	In response to feedback, we have decreased our share request under the SIP from 4 million to 1.3 million shares. Specifically, effective as of May 6, 2014, in response to recommendations from shareholders and proxy advisory firms, we approved an Amended and Restated 2014 Stock Incentive Plan, reducing the proposed number of shares reserved for issuance from 4 million to 1.3 million.

•	The decrease in the number of shares authorized under the SIP also responds to the ISS Test and “burn rate” calculations of ISS and Glass Lewis methodologies and criteria.

ISS Noted “No Significant Concerns” with Our Executive Compensation Program

•	ISS stated that “no significant issues of concern were found at this time after reviewing all of the company’s current programs and practices.”

•	ISS has recommended that its clients vote “for” our “say-on-pay” advisory proposal.

•	In 2013, our “say-on-pay” proposal received the support of our shareholders, with 71% voting in favor.

Definitive Additional Materials

The SIP Is a Key Component of Our Pay-for-Performance Compensation Philosophy

•	Grants of performance-based equity awards to eligible officers and key employees enhance the link between pay and performance.

•	Share ownership aligns our employees’ interests with those of our shareholders.

Consequences If SIP Is Not Approved

•	According to our projections, we lack a sufficient share reserve under our current equity incentive plan to issue stock-settled equity awards under our carefully designed executive compensation program after the 2014 annual grant cycle.

•	We would instead be reliant on cash-settled awards to link pay and performance, and may need to design and implement a new cash-settled long-term incentive plan, either of which could have significant consequences to us and our shareholders, including negatively impacting the alignment of the interests of our employees with those of our shareholders.

•	Cash-settled awards could increase compensation expense and contribute to greater volatility in reported earnings because cash-settled awards that are linked to stock performance require periodic mark-to-market accounting based on the company’s stock price.

Conclusion

•	In light of the foregoing, we disagree with the ISS and Glass Lewis recommendations and analyses of our SIP and urge you to vote “FOR” the approval of Proposal No. 4 approving our SIP. Your votes are important and we appreciate your continued support of the company.

We have engaged D.F. King & Co. at customary rates to assist us with soliciting proxies.